EXHIBIT 99.1


NEWS RELEASE   NEWS RELEASE   NEWS RELEASE   NEWS RELEASE   NEWS RELEASE   NEWS

[LOGO OF AMERICAN EXPRESS COMPANY]

Contacts:            Media:  Joanna Lambert              Michael O'Neill
                             212-640-9668                212-640-5951
                             joanna.g.lambert@aexp.com   mike.o'neill@aexp.com

        Investors/Analysts:  Alex Hopwood                Ron Stovall
                             212-640-5495                212-640-5574
                             alex.w.hopwood@aexp.com     ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE

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             AMERICAN EXPRESS GRANTED BANK HOLDING COMPANY STATUS

NEW YORK, November 10, 2008 -- American Express announced today that the U.S. Federal Reserve has approved its application to become licensed as a bank holding company and to be regulated by the Federal Reserve.

Qualifying as a bank holding company will provide American Express maximum flexibility and stability in this challenging economic environment. It aligns American Express' regulatory status with other companies in the financial services industry, further diversifies the Company's funding sources and access to capital, and provides opportunities to expand its deposit-taking capabilities.

"Given the continued volatility in the financial markets, we want to be best positioned to take advantage of the various programs the federal government has introduced or may introduce to support U.S. financial institutions. We will continue to build a larger deposit base to broaden our funding sources. With Federal Reserve oversight we should gain greater access to the capital on offer under the current and any future government-sponsored programs. This decision to become a bank holding company does not fundamentally change American Express' core focus on the payments industry, nor will it require any significant divestitures," said Kenneth I. Chenault, Chairman and Chief Executive Officer, American Express Company.

American Express already has two long-standing U.S. bank subsidiaries - American Express Centurion Bank, an industrial loan bank chartered in Utah, and American Express Bank FSB, a federal savings bank. Through these institutions, the Company issues proprietary credit and charge cards, funds cardmember loans and offers certificates of deposit.

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

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